EXHIBIT 10.1

April 12, 2022

Rose Bentley

Sent via email

Dear Rose,

Congratulations! We are very pleased to inform you of your appointment to the position of Chief Executive Officer of Qumu Corporation (“Qumu” or “Company”). Your appointment will be effective April 16, 2022 (“Effective Date”), at which point your employment will be subject to the terms and conditions set forth in this offer letter. In addition, as of the Effective Date, you will be elected as a member of the Qumu board of directors. We are excited to have you join us as a director.

Base Salary

As of the Effective Date, your annual base salary will be $385,000 for 2022, less applicable deductions and withholdings. Thereafter, the Compensation Committee will determine and set your annual base salary and other elements of your compensation.

Target Incentive – Annual Company Bonus

You will continue to be eligible to participate in the annual company bonus plan, or any successor or similar plan maintained by Qumu for the benefit of executive officers, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Compensation Committee. Your target bonus for the 2022 annual company bonus plan has been set by the Compensation Committee to be 110% of your post-Effective Date Base Salary. The calculation of your 2022 annual company bonus plan will based on your post-Effective Date base salary and post-Effective Date target bonus percentage, without pro ration.

As was the case prior to your promotion, all bonuses and incentive compensation are subject to reduction, cancellation, forfeiture, or recoupment by Qumu upon the occurrence of (i) termination of your employment for “Cause” as defined in any agreement between you and Qumu, (ii) violation by you of material Company policies, (iii) your misstatement of financial or other material information about the Company, (iv) fraud or misconduct by you; (v) breach of noncompetition, confidentiality, non-solicitation, noninterference, corporate property protection, or other agreement that may apply to you, or (vi) other conduct by you that the Qumu Compensation Committee determines is detrimental to the business or reputation of the Company or any subsidiary or affiliate, including facts and circumstances discovered after termination of your employment.

400 S. 4th St., Suite 401-412 | Minneapolis, MN 55415, USA | www.qumu.com

Letter Agreement

You and Qumu have entered into an agreement relating to severance and change in control benefits (the “Letter Agreement”). Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or by Qumu at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

As of the Effective Date, Qumu will amend the Letter Agreement to provide enhanced benefits to you. Specifically, you will be entitled to severance under Section 1(a)(i) for 12 months (instead of 6 months) if your employment is terminated by Qumu without Cause (other than during the 12 month period following a Change in Control) and you will be entitled to 100% (instead of 50%) of your base salary and Target Bonus in effect under Section 2(a)(i) if a Change in Control shall occur and if on the date of the Change in Control or within 12 months following, your employment is terminated by Qumu without Cause or by you for Good Reason.

Equity

You will continue to be eligible to participate in Qumu’s Second Amended and Restated 2007 Stock Incentive Plan, as amended (the “2007 Plan”), or any successor or similar plan maintained by Qumu for the benefit of executive officers, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the 2007 Plan are at the discretion of and subject to approval by the Compensation Committee.

The Compensation Committee has approved under the Plan an award of 50,000 stock options and 150,000 restricted stock units (RSUs) as of the first day of the open window period following the Effective Date. The stock option award and RSU award will be on Qumu’s standard award terms and granted under the 2007 Plan. These awards are in addition to the award of 60,000 performance stock units (PSUs) you already received in your role as Chief Operating Officer in 2022. The Compensation Committee will determine and approve your future equity incentives as a component of your overall compensation.

This offer letter, whether or not executed, does not constitute a binding agreement. The terms herein represent the conditions under which Qumu is willing to offer you employment as the Chief Executive Officer, and supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. The terms of this offer may be modified, amended, or withdrawn by Qumu at any time.

Rose, we are excited to have you assume the position of Chief Executive Officer and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Sincerely,

/s/ Neil E. Cox

Neil E. Cox
Chair of the Board of Directors

Accepted and agreed:

/s/ Rose Bentley
Rose Bentley

April 12, 2022
Date